UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 21, 2005

JMAR Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10515	68-0131180
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5800 Armada Drive, Carlsbad, California		92008
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(760) 602-3292

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Termination of LXT Purchase Agreement and Execution of New License Agreement:

As previously reported, JMAR Technologies, Inc. ("JMAR") and Gregory Quist and David Drake, dba The LXT Group ("LXT"), have been negotiating modifications to the terms of the Agreement for the Purchase and Sale of Assets, dated September 7, 2004, between JMAR and LXT (the "Original Purchase Agreement"). The parties have now reached agreement on a License Agreement and related agreements that replace and supersede the Original Purchase Agreement. This new License Agreement follows the previously reported execution of two other license agreements covering related BioSentry technology, one license agreement with PointSource Technologies, LLC and one with NASA. The material terms of the Original Purchase Agreement that has been terminated and the material terms of the new License Agreement are summarized below.

Terms of Original Purchase Agreement:

A copy of the Original Purchase Agreement was previously filed as Exhibit 10.1 to JMAR’s Form 8-K, dated September 9, 2004. The Original Purchase Agreement provided for the purchase by JMAR of all of the assets of The LXT Group related to their continuous online real-time system for detecting microorganisms in water ("CORTS" or "BioSentry"). Under the Original Purchase Agreement, the purchase was to be completed in early January, 2005, subject to the satisfaction of agreed-upon development and marketing milestones and other customary closing conditions. As previously reported, the agreed-upon purchase price consisted of the payment of (i) $125,000 in cash, (ii) cancellation of $125,000 in promissory notes, (iii) a total of 180,000 shares of JMAR common stock, and (iv) contingent payment rights equal to 2% of the sales from the CORTS (BioSentry) business for the first 5 years and 1% for the two years thereafter, and 25% of the "residual income" generated by the CORTS (BioSentry) business for the first five years and 4% of residual income for the five years thereafter. In connection with the Original Purchase Agreement, JMAR also agreed that at the Closing Date it would execute Employment Agreements with Messrs. Quist and Drake with three year terms.

Terms of New License Agreement:

On February 21, 2005, the parties executed a Technology Transfer and License Agreement (the "License Agreement") that terminates and replaces the Original Purchase Agreement. The License Agreement provides for the transfer of all rights of Quist and Drake to JMAR of 1) the trademarks "BioScanner," "BioSentry" and "CORTS"; 2) their rights, if any, in JMAR’s license agreement with NASA; 3) designs, software, lab notebooks, drawings, notes, algorithms, data and other documents and information related to the CORTS (BioSentry) system produced since the parties entered into their alliance on April 16, 2004; and 4) all books, records, manuals, data and other materials relating to the CORTS (BioSentry) system, except for certain professional books and published papers that Quist or Drake own. The License Agreement also provides for the grant of an exclusive, perpetual, worldwide license by Quist and Drake to JMAR to make, use, import, sell, offer for sale, lease or otherwise dispose of products and services under the provisional patent application filed by Quist and Drake in January, 2004 and the utility patent application filed by Quist and Drake in January, 2005 with the United States Patent & Trademark Office entitled "Continuous On-Line Real-Time Surveillance System." The scope of the license is limited to the use of light scattering for detection of microorganism contamination and other particles in water. In consideration for the transfer of the rights and license of the technology described above, JMAR agreed to pay Quist and Drake a royalty equal to two percent (2%) of the gross revenue of any nature arising from the CORTS (BioSentry) system used for the detection of microorganisms in water regardless of the technology employed, commencing on the date JMAR receives the first dollar of CORTS revenue (the "Revenue Start Date") and continuing until the seventh anniversary thereof. The royalty payments are payable on a quarterly basis within 45 days after the end of each quarter. The License Agreement also modified the outstanding $125,000 loan to provide that it will no longer be secured by the LXT assets and to provide that it shall be satisfied solely from royalty payments generated from revenues received after the third anniversary of the Revenue Start Date and shall be repaid by payment of 50% of such royalty payments until repaid in full (the "Amended Loan"). The Amended Loan will accrue interest at the "prime rate" starting on April 2, 2005 until satisfied or discharged. In connection with the execution of the License Agreement, JMAR also entered into a Consulting Agreement for Technical and Other Services for the provision of consulting services to JMAR by LXT (the "Consulting Agreement"). Pursuant to the Consulting Agreement, JMAR agrees to engage LXT to perform at least 1100 hours of consulting services at the rate of $110 per hour until December 31, 2005, with the provision of and payment for a minimum of 50 hours of agreed-upon services in any month. This consulting obligation supersedes and replaces the prior agreement under the Original Purchase Agreement to enter into three year employment agreements.

The foregoing is a summary of the terms and conditions of the License Agreement and the Consulting Agreement. The complete terms and conditions are contained in the agreements filed herewith as Exhibits 10.1 and 10.2, respectively, which are incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1 Technology Transfer and License Agreement, dated February 21, 2005, between JMAR Technologies, Inc. and Gregory Quist and David Drake doing business as The LXT Group.

Exhibit 10.2 Consulting Agreement for Technical and Other Services, effective as of January 31, 2005 (but executed on February 21, 2005), between JMAR Technologies, Inc. and The LXT Group.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMAR Technologies, Inc.

February 24, 2005	By:	Joseph G. Martinez

Name: Joseph G. Martinez
Title: Sr. VP & General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Technology Transfer and License Agreement
10.2	Consulting Agreement for Technical and Other Services